EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-64714, Registration Statement No. 333-159908 and Registration Statement No. 333-205194 on Form S-8 of our report dated June 23, 2017, with respect to the statements of net assets available for benefits of Layne Christensen Company Capital Accumulation Plan as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits as of and for the year ended December 31, 2016, and the related supplemental schedule which report appears in the December 31, 2016 annual report on Form 11-k of Layne Christensen Company Capital Accumulation Plan.

/s/ Doeren Mayhew

Houston, Texas

June 23, 2017